Exhibit 10.3

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT, dated as of this 4th day of December, 2009, (the “Agreement”), is entered into by and among AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”), Mr. Edward Tian (“Mr. Tian”), Mr. Libin Sun (“Mr. Sun”) and Linkage Technologies International Holdings Limited, a company organized under the laws of the Cayman Islands (“Linkage,” and, together with Mr. Tian and Mr. Sun, the “Stockholders”). All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Combination Agreement (as defined below).

WHEREAS, Linkage owns all of the outstanding shares of Linkage Technologies Investment Limited, a company organized under the laws of the British Virgin Islands (“Linkage BVI”), and has agreed to sell all such Linkage BVI shares to the Company, directly or through a subsidiary of the Company, and as part of the consideration therefor, the Company has agreed to issue to Linkage certain shares of common stock, par value $0.01 per share, of the Company (“Common Shares”), on the terms and conditions set forth in that certain Business Combination Agreement dated as of December 4, 2009 (the “Combination Agreement”), by and among the Company, Linkage, and the other parties thereto;

WHEREAS, immediately upon or as promptly as reasonably practicable following the closing of the transactions contemplated by the Combination Agreement (the “Closing”), Linkage is obligated to distribute the Common Shares to the shareholders of Linkage, including Mr. Sun; and

WHEREAS, it is a condition to entering into the Combination Agreement that the Stockholders shall have entered into this Agreement, and it is a condition precedent to the Closing that this Agreement be in full force and effect.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. REPRESENTATIONS AND WARRANTIES

(a) Each of the parties, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other parties that:

(i) such party has the full right, capacity and authority to enter into, deliver and perform this Agreement;

(ii) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(iii) the execution, delivery and performance of such party’s obligations under this Agreement will not require such party to obtain the consent, waiver or approval of any Person and will not violate, result in a breach of, or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which such party is bound; and

(iv) with respect to the Stockholders only, other than such Stockholder’s Common Shares specifically enumerated in Section 2 below, such Stockholder does not beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act), including without limitation through voting proxies or otherwise, any Common Shares.

(b) Each of the Stockholders understands and acknowledges that the Company is entering into the Combination Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of each such Stockholder contained herein.

2. SHARES SUBJECT TO AGREEMENT

(a) Mr. Tian agrees to vote, and cause the voting of, all Tian Voting Shares (as defined below) in accordance with the provisions of this Agreement. Mr. Sun agrees to vote, and cause the voting of, all Sun Voting Shares (as defined below) in accordance with the provisions of this Agreement. Linkage agrees to vote, and cause the voting of, all Linkage Voting Shares (as defined below) in accordance with the provisions of this Agreement.

(b) For purposes of this Agreement, “Tian Voting Shares” means (u) the 3,032,621 Common Shares held by Mr. Tian in his individual capacity, (v) the 4,000 Common Shares held in a revocable trust for the benefit of Stephanie Tian, (w), the 2,235,632 Common Shares beneficially held through PacificInfo Limited, which is wholly-owned by Mr. Tian, (x) the 2,087,704 Common Shares held by Mr. Tian’s wife, (y) any Common Shares acquired by Mr. Tian upon the exercise of any options or through the vesting of any restricted stock awards, pursuant to any equity incentive plan of the Company (in each case an “ESOP Award”), and (z) all other Common Shares that are hereafter acquired or beneficially owned by Mr. Tian (as determined in accordance with Rule 13d-3 under the Exchange Act).

(c) For purposes of this Agreement, “Sun Voting Shares” means (w) subject to adjustment in accordance with Section 1.8 of the Combination Agreement after the date hereof, the 6,216,072 Common Shares to be distributed by Linkage to Mr. Sun in his individual capacity at the Closing or as promptly as reasonably practicable thereafter pursuant to the terms of the Combination Agreement, (x) subject to adjustment in accordance with Section 1.8 of the Combination Agreement after the date hereof, the 5,083,991 Common Shares to be distributed by Linkage to LT International Limited, a company organized under the laws of the British Virgin Islands, the sole shareholder of which is Mr. Sun, at the Closing or as promptly as reasonably practicable thereafter pursuant to the terms of the Combination Agreement, (y) any Common Shares acquired by Mr. Sun pursuant to an ESOP Award, and (z) all other Common Shares that are acquired or hereafter beneficially owned by Mr. Sun (as determined in accordance with Rule 13d-3 under the Exchange Act).

(d) For purposes of this Agreement, “Linkage Voting Shares” (and, together with the Tian Voting Shares and the Sun Voting Shares, the “Voting Shares”) means all shares of the Company held by Linkage for the benefit of the shareholders of Linkage pending distribution to the shareholders of Linkage in accordance with the Combination Agreement.

(e) For purposes of this Agreement, the term “Voting Shares” does not include shares of capital stock of the Company that, by virtue of a Stockholder’s ownership of ESOP Awards, are deemed to be beneficially owned by such Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) promulgated under the Exchange Act prior to the time that such Stockholder receives the underlying capital stock of the Company pursuant to such ESOP Awards.

3. OBLIGATIONS TO VOTE VOTING SHARES

At any annual or special meeting called (and every adjournment and postponement of such a meeting), or in connection with any other action (including the execution of written consents) taken for the purpose of electing directors to the board of directors of the Company (the “Board”):

(a) Mr. Tian agrees, for a period commencing on the Closing Date and ending on the Termination Date (as defined below) (the “Voting Period”), to (i) use his reasonable efforts (solely in his capacity as a stockholder of the Company) to support Mr. Sun as a candidate for election or re-election to the Board; and (ii) vote, and cause the voting of, all of his Voting Shares in favor of the election or re-election of Mr. Sun to the Board whenever Mr. Sun is a candidate for election or re-election to the Board;

(b) Mr. Sun agrees, during the Voting Period, to (i) use his reasonable efforts (solely in his capacity as a stockholder of the Company) to support Mr. Tian as a candidate for election or re-election to the Board; and (ii) vote, and cause the voting of, all of his Voting Shares in favor of the election or re-election of Mr. Tian to the Board whenever Mr. Tian is a candidate for election or re-election to the Board; and

(c) For the avoidance of doubt, each of Mr. Tian and Mr. Sun may vote, and cause the voting of, his respective Voting Shares in favor of the election or re-election of himself to the Board. Except as provided in subsections (a) and (b) and the first sentence of subsection (c) of this Section 3, each of Mr. Tian and Mr. Sun agree, during the Voting Period, to vote all of his Voting Shares, for or against, or to abstain or withhold authority, on all matters submitted to the stockholders of the Company for their approval, in proportion to the votes for and against, and the abstentions and withholds, of the Other Shares (as defined below) (the “Proportionate Requirement”). For purposes of this Agreement, “Other Shares” means all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, other than (i) the Voting Shares, and (ii) any Common Shares issued pursuant to the Combination Agreement that are not Voting Shares.

(d) Linkage agrees to vote, and cause the voting of, its Linkage Voting Shares in accordance with the Proportionate Requirement, on all matters submitted to the stockholders of the Company, until such time as all such Linkage Voting Shares are fully distributed to Linkage’s shareholders in accordance with the Combination Agreement (the “Linkage Termination Date”).

4. COVENANT TO VOTE

(a) During the Voting Period, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, each Stockholder (in such Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Voting Shares held beneficially or of record by such Stockholder to be present thereat for purposes of establishing a quorum to the fullest extent not inconsistent with all of the voting requirements set forth in Section 3. If the Stockholder is the beneficial owner, but not the record holder, of the Voting Shares, such Stockholder agrees to use commercially reasonable efforts to cause the record holder and any nominees to comply with the Proportionate Requirement with respect to the Voting Shares subject to this Agreement.

(b) Each Stockholder acknowledges and agrees that if such Stockholder attempts to vote or cause the voting of any of the Voting Shares other than in compliance with this Agreement, the Company shall not, and each Stockholder hereby unconditionally and irrevocably instructs the Company not to, record such vote, in each case unless and until such Stockholder shall have complied with the terms of this Agreement.

(c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, during the Voting Period each Stockholder will not commit any act that prevents such Stockholder from voting all of the Voting Shares then owned of record or beneficially by such Stockholder in accordance with this Agreement or otherwise prevents or disables such Stockholder from performing any of such Stockholders’ obligations under this Agreement; provided, that Mr. Sun may pledge, assign or transfer up to 50% of his Voting Shares in connection with bona fide margin loans or other secured financing transactions provided such Voting Shares otherwise remain subject to the restrictions herein in all respects. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted or required by this Agreement, during the Voting Period no Stockholder may enter into any voting agreement with any person or entity with respect to any of the Voting Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Voting Shares, deposit any of the Voting Shares in a voting trust, or otherwise enter into any similar agreement or arrangement with any person or entity limiting or affecting such Stockholder’s legal power, authority and right to vote the Voting Shares as set forth in this Agreement. Mr. Tian is permitted to enter into and carry out his obligations under that certain Voting Agreement of even date herewith regarding the Business Combination.

5. GRANT OF IRREVOCABLE PROXY

(a) During the Voting Period, each Stockholder (each, in such context, a “Grantor”) hereby irrevocably (to the fullest extent permitted by law) appoints the Company and its duly appointed officers, in their capacities as officers of the Company (each, in such context, a “Grantee”), as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote the Voting Shares, to instruct nominees or record holders to vote the Voting Shares, or grant a consent or approval or dissent or disapproval in respect of such Voting Shares (i) in accordance with Section 3 and (ii) in the discretion of the Grantee with respect to any proposed adjournments or postponements of any meeting of stockholders of the Company at which any of the matters described in Section 3 are to be considered.

(b) Each Stockholder represents to the other Stockholders and to the Grantee that any proxies heretofore given in respect of the Voting Shares that may still be in effect are revocable, and such proxies are hereby revoked.

(c) Each Grantor hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Combination Agreement, and that such irrevocable proxy is given to secure the performance of the duties of each Grantor under this Agreement. Each Grantor hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Grantor hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 5(c), the proxy granted by each Grantor shall be revoked upon the Termination Date without any further action of the Grantor or the Grantee.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. The Company may terminate the proxy held by it or any of its officers with respect to a Grantor at any time at its sole election by written notice provided to the Grantor.

6. STANDSTILL

(e) Each of the Stockholders agrees that, during the term of this Agreement, unless specifically invited in writing by a committee of the Board comprised solely of directors who are not Affiliates of such Stockholders or officers of the Company (an “Independent Committee”), neither it nor any of its Affiliates shall in any manner, directly or indirectly:

(i) effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(A) except as set forth in subsections (b) and (c) below, as applicable, any acquisition of any Voting Securities of the Company or beneficial ownership thereof (as determined in accordance with Rule 13d-3 under the Exchange Act), for the sake of clarity including without limitation through voting proxies or otherwise, or any acquisition of assets of the Company or any of its subsidiaries. For purposes of this Agreement, “Voting Securities” means the Common Shares and any other securities entitled to vote generally for the election of directors of the Company or any other securities convertible, exchangeable or exercisable for such securities;

(B) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries;

(C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or

(D) any “solicitation” of “proxies” (as such terms are used in Regulation 14A promulgated under the Exchange Act) (a “Proxy Solicitation”) or consents to vote any Voting Securities of the Company;

(ii) except as may be specifically contemplated by this Agreement, form, join or in any way participate in a “group” (as such term is used in Section 13 of the Exchange Act and Regulation 13D-G promulgated thereunder) (a “Group”) with respect to the securities of the Company;

(iii) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the Company or its securities or assets;

(iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company;

(v) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or

(vi) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

For the avoidance of doubt, the restrictions contained in this Section 6 (x) shall not apply to actions taken by directors of the Company solely in their capacity as directors and fiduciaries of the Company, and (y) are not intended to, and shall not, restrict any Linkage shareholder or any Linkage Affiliate other than Mr. Sun and his Affiliates from buying or selling securities issued by the Company for their own account in “broker’s transactions” or other transactions effectuated over internationally recognized securities exchanges.

(f) The provisions of Section 6(a) above shall not apply to the following acquisitions of Voting Securities of the Company by Mr. Tian during the term of this Agreement: (w) a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares, (x) a split or subdivision of the outstanding Common Shares or (y) an ESOP Award or any exercise or vesting thereof.

(g) The provisions of Section 6(a) above shall not apply to the following acquisitions of Voting Securities of the Company by Mr. Sun during the term of this Agreement: (x) a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares, (y) a split or subdivision of the outstanding Common Shares or (z) an ESOP Award or any exercise or vesting thereof.

(h) 7. SUSPENSION FOR SIGNIFICANT EVENTS

The obligations of the Mr. Tian and Mr. Sun pursuant to Section 3(c) (the Proportionate Requirement), Section 5(a) and Section 6 shall be suspended during the pendency of any Significant Event (but shall be automatically reinstated upon the cessation of such Significant Event if such Significant Event terminates or is not completed). For purposes of this Agreement, “Significant Event” means that a person (as such term is used in Section 13 of the Exchange Act and Regulation 13D-G promulgated thereunder) or a Group, other than Mr. Tian, Mr. Sun, or any of their respective Affiliates and other than the Company or its subsidiaries: (a) enters into an agreement providing for the merger or consolidation, or any similar transaction, involving the Company in which, following consummation of such transaction, substantially all of the persons or entities who, immediately prior to such transaction, had beneficial ownership of 50% or more of the voting power of the Company do not continue to beneficially own at least 50% of the voting power of the combined entity; (b) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, 25% or more of the assets of the Company; (c) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, beneficial ownership of securities representing 15% or more of the voting power of the Company; (d) announces or commences a tender offer or exchange offer which, if successful, would result in such Person or Group owning, when combined with any other Voting Securities of the Company owned by such Person or Group, 15% or more of the voting power of the Company; or (e) enters into an agreement or commences a Proxy Solicitation in which the Person or Group would acquire the ability to elect a majority of the directors standing for re-election at any annual or special meeting of the stockholders of the Company. For the avoidance of doubt, a Significant Event shall not affect any of the obligations of Linkage under this Agreement.

8. TRANSFER RESTRICTIONS

During the Voting Period, no Stockholder may directly or indirectly sell, transfer or assign (such sale, transfer or assignment, a “Transfer”), any of such Stockholder’s Voting Shares, except for Transfers by such Stockholder: (a) that are made in compliance with the “manner of sale” requirements in Rule 144(f) promulgated under the Securities Act or in a bona fide underwritten registered public offering; (b) are not to a transferee (whether a single transferee or a Group) who is, or as a result of the Transfer would become, a beneficial owner of 5% or more of the Voting Securities of the Company; (c) to any of such Stockholders’ controlled Affiliates, provided that such Affiliate becomes a signatory to this Agreement; (d) pursuant to a tender offer or business combination; (e) by will, or by operation of law, in which case this Agreement shall bind the transferee and the transferee shall become a signatory to this Agreement; (f) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, provided that such transferee becomes a signatory to this Agreement; (g) in the case of Mr. Sun, that are pledges or other Transfers of up to 50% of his Voting Shares in connection with bona fide margin loans or other secured financing transactions provided such Voting Shares otherwise remain subject to the restrictions herein in all respects; and (h) in the case of Linkage, to the shareholders of Linkage in accordance with the distribution described in the Combination Agreement.

9. TERM AND TERMINATION

The obligations of Mr. Sun and Mr. Tian under Sections 2 through 8 shall become effective as of the Closing and this Agreement shall continue in force and effect until the earlier of (i) the conclusion of the third annual meeting of the stockholders of the Company following the Closing Date, (ii) the termination of the Combination Agreement, if such termination occurs prior to the Closing, and (iii) the date on which either of Mr. Tian or Mr. Sun beneficially owns (as defined in accordance with Rule 13d-3 under the Exchange Act) less than 5% of the Voting Securities of the Company (the “Termination Date”). The obligations of Linkage under Sections 2 through 8 shall become effective as of the Closing and shall continue in full force and effect until the Linkage Termination Date.

10. GENERAL PROVISIONS

(i) Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Combination Agreement.

(j) Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(k) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(l) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

(m) Equitable Relief. The parties hereto recognize that, if such party fails to perform or discharge any of its obligations under this Agreement, or threatens to breach any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the other parties. Each party hereto therefore agrees that the other parties are entitled to seek temporary and permanent injunctive relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy a court of competent jurisdiction may deem appropriate in any such case. For purposes of such injunctive relief or specific performance, the parties hereto consent to submit to the personal jurisdiction and venue of any U.S. federal or State court located in New York County, in the State of New York, and agree not to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

(n) Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law and consistent with the terms of this Agreement.

(o) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York.

(p) Action in Stockholder Capacity Only. No Stockholder makes any agreement or understanding herein as a director or officer of the Company. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a record holder and beneficial owner, as applicable, of the Voting Shares, and nothing herein shall limit or affect any actions taken in such Stockholder’s capacity as an officer or director of the Company.

(q) Dispute Resolution. Except with respect to equitable relief as provided for herein, any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to any other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party to such dispute with notice to the others.

(1) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator.

(2) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(3) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.

(4) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(5) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(6) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(r) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing.

(s) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

(t) Amendments. Any term of this Agreement may be amended only with the written consent of the parties hereto.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ASIAINFO HOLDINGS, INC.

By:
Name:
Its:

/s/ Edward Tian
Mr. Edward Tian

/s/ Libin Sun
Mr. Libin Sun

[SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Libin Sun
Name:	Libin Sun
Its:	Chairman and Chief Executive Officer

[LINKAGE SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT]